Exhibit 99.1

LM Funding Announces 1-for-5 Reverse Stock Split

TAMPA, FL / ACCESSWIRE / May 6, 2021 / LM Funding America, Inc. (NASDAQ:LMFA) ("LM Funding" or "LMFA"), a technology-based specialty finance company, today announced a 1-for-5 reverse stock split of its outstanding common stock, effective at 12:01 a.m. Eastern time on May 7, 2021.  Beginning tomorrow, May 7, 2021, LM Funding’s common stock will trade on a split-adjusted basis.

At LM Funding’s Annual Meeting of Shareholders (the “Annual Meeting”) held on May 11, 2020, the Company’s shareholders approved a proposal to amend the Company’s Certificate of Incorporation to effect a reverse stock split of its common stock at a ratio within the range of one-for-two (1:2) to one-for-ten (1:10), as determined by the Company’s Board of Directors.  On April 21, 2021, the Board of Directors approved a 1-for-5 reverse split, and on May 5, 2021, LM Funding filed a Certificate of Amendment to its Certificate of Incorporation to effect the reverse stock split effective as of May 7, 2021.

“Consistent with the reason for obtaining shareholder approval of the reverse split proposal at our most recent annual shareholder meeting,“ said Bruce M. Rodgers, Chairman and CEO of LM Funding, “our Board of Directors believe that it is our shareholders’ best interest to raise the per-share trading price of our common stock to ensure continued compliance with Nasdaq’s $1.00 minimum bid price requirement and to make our stock more attractive to a broader range of institutional and other investors.”  Mr. Rodgers added:  “The reverse stock split will also effectively make available an increased number of authorized but unissued shares to pursue potential acquisitions, additional financing activities, and/or other strategic transactions to grow shareholder value in the wake of our substantially improved cash position, our sponsorship of a successful SPAC IPO in January 2021, and the launch of our recently announced digital assets strategy.”

LM Funding’s shares of common stock will continue to trade on the NASDAQ under the symbol “LMFA.” The new CUSIP number for the Company’s common stock post reverse stock split is 502074404.

Upon the effectiveness of the reverse stock split, every 5 shares of LM Funding’s issued and outstanding common stock will automatically be converted into one share of common stock. No fractional shares will be issued if, as a result of the reverse stock split, a stockholder would otherwise become entitled to a fractional share. Instead, each stockholder will be entitled to receive a cash payment equal to the product of the closing price of the Company’s common stock on May 6, 2021 and the amount of the fractional share.

About LM Funding America:

LM Funding America, Inc., together with its subsidiaries, is a technology-based specialty finance company that provides funding to nonprofit community associations (Associations) primarily located in the state of Florida, as well as in the states of Washington, Colorado and Illinois, by funding a certain portion of the associations' rights to delinquent accounts that are selected by the Associations arising from unpaid Association assessments.

Forward-Looking Statements:

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Exhibit 99.1

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guaranties of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the company's most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. These risks and uncertainties include, without limitation, uncertainty created by the COVID-19 pandemic, our ability to acquire new accounts in our specialty finance business at appropriate prices, the need for capital, our ability to hire and retain new employees, changes in governmental regulations that affect our ability to collected sufficient amounts on defaulted consumer receivables, changes in the credit or capital markets, changes in interest rates, and negative press regarding the debt collection industry.  The occurrence of any of these risks and uncertainties could have a material adverse effect on our business, financial condition, and results of operations.

Company Contact: Bruce M. Rodgers, Chairman and CEO LM Funding America, Inc. Tel (813) 222-8996 investors@lmfunding.com

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